EXHIBIT 10.7

AGREEMENT

Dated May2"2.., 2019 (the "Effective Date").

BETWEEN:

1150641 B.C. LTD.
Doing business as Activated Nano
2580 Burrard Street
Vancouver, BC, *V6J* 3J7
Email: [redacted]
("Activated Nano")

AND:

AM (ADVANCED MICRO) BIOSCIENCES, INC.
Suite 201 - 1405 St. Paul. Street
Kelowna, BC, VI V 1S4
Email: [redacted]

("Advanced")

BACKGROUND:

A. Advanced is focused on providing a full scope model of cannabis care and research & development for PTSD/PTSI individuals.

B. Activated Nano provides formulation development solutions for enhanced water compatibility of plant oil-based drug substances via nano-particle manufacturing technologies and pharmaceutical development expertise.

C. Advanced wishes to acquire from Activated Nano a full turnkey operational manufacturing facility using a Mid-Sized Ultrasonic Processor.

AGREEMENT:

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

EQUIPMENT SPECIFICATIONS AND INSTALLATION

1. **Equipment Specifications.** Advanced hereby purchases from Activated Nano a Mid-Sized Ultrasonic Processor and all peripheral equipment capable of producing 300,000 milligrams or 30,000 milliliters per day of pharmaceutical grade advanced medicines with nano-particle engineering (the "Equipment"}.

2. **Equipment Installation and Training.** Activated Nano will install the Equipment at a location in Canada or the United States designated by Advanced. Advanced will provide written notice to Activated Nano of such location within 10 days of the Effective Date. Activated Nano will install the Equipment and will train a representative of Advanced with respect to all procedures required to use the Equipment within 60 days of the

Effective Date.

PURCHASE PRICE

3. **Purchase Price.** Advanced will pay to Activated Nano the purchase price for the Equipment of $250,000 (the "Purchase Price") as follows:

(a) The sum of $125,000, plus any taxes applicable to the purchase of the Equipment, by bank draft, certified cheque or direct deposit within 30 days of the Effective Date (or on the next business day if such deadline is not on a business day); and

(b) By issuing 250,000 Class "B" Voting Common Shares in the capital of Advanced to Activated Nano valued at a price of $0.50 per share within 5 days of the Effective Date (or on the next business day if such deadline is not on a business day).

ROYALTY

4. **Royalty Payable.** In addition to the Purchase Price, Advanced will pay to Activated Nano a royalty equal to $0.01 per milligram of finished production using the Equipment (the "Royalty") for the stabilizing chemical formulation needed to complete nano-emulsions (which includes all ingredients other than cannabis oil and water) provided by Activated Nano (the "Stabilizing Chemical Formulation").

5. **Term of Royalty.** Advanced will pay the Royalty to Activated Nano until the earlier of:

(a) Three years from the Effective Date; and

(b) Advanced has paid a cumulative total Royalty of $250,000;

after which time Advanced's obligation to pay the Royalty will be terminated .

6. **Buyout of Royal ty.** Advanced will have the right to prepay the Royalty to the cumulative total set out in section S(b) at any time.

7. **Ownership of Stabilizing Chemical Formulation and Improvements.** Once Advanced's obligation to pay the Royalty has been terminated pursuant to section 5, Advanced will be permitted to use the Stabilizing Chemical Formulation (including any adjustments or improvements to the Stabilizing Chemical Formulation made by Activated Nano in conjunction with Advanced) without any further consideration to Activated Nano. Activated Nano will retain ownership of the Stabilizing Chemical Formulation and the right to sell the Stabilizing Chemical Formulation to others. Advanced will have the right to make its own improvements or amendments to the Stabilizing Chemical Formulation and such improvements or amendments will belong to Advanced.

8. **Non-Compliance Ruling from Regulator.** If, prior to termination of Advanced's obligation to pay the Royalty, Health Canada or any other regulatory body in Canada deems the Stabilizing Chemical Formulation to be non-compliant such that Advanced is unable to produce nano-emulsion products, Advanced's obligation to pay the Royalty will be immediately terminated and any Royalty paid by Advanced will be repaid by Activated Nano to Advanced within 30 days of such termination.

CONFIDENTIAL INFORMATION

9. **Definition.** "Confidential Information" means all information and data, including, without limitation, all business, planning, performance, financial, product, trade secret, technical, sales, marketing, contractual, employee, supplier and customer information and data, disclosed orally, in writing or electronically to Activated Nano by Advanced under this Agreement and vice versa. Confidential Information will not include information which (i) is or becomes generally available to the public without Activated Nano or Advanced's fault, (ii) is lawfully obtained by Activated Nano or Advanced from a third party or parties unconnected with Activated Nano or Advanced, without breach of any confidentiality obligations hereunder, or (iii) is required to be disclosed by law.

10. Activated Nano and Advanced will maintain the confidentiality of all Confidential Information disclosed to it and will take all necessary precautions against unauthorized disclosure of the Confidential Information. Activated Nano, its principals and its employees will not directly or indirectly disclose, allow access to, transmit or transfer any Confidential Information to any third party without the prior written consent of Advanced and vice versa. Activated Nano, its principals and its employees will not use or copy any Confidential Information except as may be reasonably required to complete the transaction contemplated by this Agreement and vice versa.

11. Upon the request of Advanced, and in any event upon the termination of this Agreement, Activated Nano will immediately return to Advanced all materials, including all copies in whatever form, containing any Confidential Information which are in Activated Nana's possession or under its control.

12. Upon the request of Activated Nano, and in any event upon the termination of this Agreement, Advanced will immediately return to Activated Nano all materials, including all copies in whatever form, containing any Confidential Information which are in Advanced's possession or under its control.

13. Activated Nano represents and warrants to Advanced that (i) its performance of its obligations in this Agreement will not breach any agreement or other obligation to keep confidential the information of any prior client, customer or employer of Activated Nano or any other third party, {ii) it will not bring to Advanced, and will not use in the performance of its work with Advanced, any trade secrets, confidential information and other proprietary information of any prior client, customer or employer of Activated Nano or any other third party.

14. Advanced represents and warrants to Activated Nano that (i) its performance of its obligations in this Agreement will not breach any agreement or other obligation to keep confidential the information of any prior client, customer or employer of Advanced or any other third party, {ii) it will not bring to Activated Nano, and will not use in the performance of its work with Activated Nano, any trade secrets, confidential information and other proprietary information of any prior client, customer or employer of Advanced or any other third party.

NOTICES

15. **Notices.** Any notice under this Agreement will be given to any party at the address provided by such party in this Agreement or as may be specified in a notice designated as a change of address under this section. Any notice under this Agreement will be given by registered mail, hand delivery or e-mail. Notices will be: (i) in the case of those by hand delivery, deemed to have been given when delivered to the party to whom it is addressed, (ii) in the case of those by registered mail, deemed to have been given three business days after the date when deposited in the mail, and (iii) in the case of e-mail when delivered.

MISCELLANEOUS

16. **Legal Relationship.** Nothing in this Agreement will be construed as creating any partnership, joint venture, agency, franchise, sales representative or employment relationship between the parties.

17. **Assignment.** Activated Nano may not assign this Agreement to anyone, including any parent, subsidiary or affiliate or as part of the sale of any portion of its business, or pursuant to any merger, consolidation or reorganization, without Advanced's prior written consent, such consent not to be unreasonably withheld.

18. **Entire Agreement.** This Agreement is the entire agreement between the parties and may not be modified or amended except by written agreement signed by the parties. This Agreement supersedes all prior or contemporaneous agreements, understandings, communications and negotiations, whether written or oral, with respect to the subject matter of this Agreement. There are no other oral or implied understandings between the parties with respect to the subject matter of this Agreement.

19. **Waiver.** No waiver of any covenant or breach of this Agreement will be a waiver of any subsequent breach of the same or any other covenant or authorize the subsequent breach of any covenant or condition.

20. **Time of Essence.** Time will be of the essence in all respects of this Agreement.

21. **Confidentiality.** The parties agree not to disclose the terms of this Agreement to any other person other than their professional advisors, unless required by law to make such disclosure.

22. **Governing Law.** This Agreement will be governed by the laws of the Province of British Columbia.

23. **Venue.** All issues or disagreements relating to this Agreement, will be tried, heard, and decided in the Province of British Columbia.

24. Successors and Assigns. This Agreement will benefit and bind the respective heirs, executors, administrators, successors, and permitted assigns of the parties.

25. **Electronic Signatures.** The exchange of copies of this Agreement and of signature pages by electronic transmission will constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purpo ses .

26. **Counterparts.** This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which, together, will constitute one and the same instrument.

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The parties have executed this Agreement effective as of the Effective Date.

1150641 B.C?. tL

Per:
Name: Mark Scott
Title: Oireeto, and Ovvt er CC) 0
Authorized Signatory

AM (ADVANCED MICRO) BIOSCIENCES, INC.

Per:
Name: David Weinkauf
Title: Director and Chief Business Development Officer
Authorized Signatory